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Exhibit 11 - Calculation of Earnings per Share


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                                                               Three Months Ended
(In thousands, except per share amounts)              March 28, 1999       March 29, 1998
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
Basic Earnings per Share:

Income before cumulative effect of a change in
 accounting principle                                        $11,383              $ 7,509

Weighted average shares outstanding                           29,966               29,290
                                                             -------              -------
Basic earnings per share                                     $  0.38              $  0.26
                                                             =======              =======

Diluted Earnings per Share:

Income before cumulative effect of a change in
 accounting principle                                        $11,383              $ 7,509

Weighted average shares outstanding                           29,966               29,290
Dilutive effect of outstanding common stock options            1,133                  821
                                                             -------              -------
Diluted weighted average shares outstanding                   31,099               30,111
                                                             -------              -------
Diluted earnings per share                                   $  0.37              $  0.25
                                                             =======              =======
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